Exhibit 5.1
August 28, 2007
TopSpin Medical, Inc.
Global Park
2 Yodfat Street, Third Floor
North Industrial Area
Lod 71291
Israel
          Re: Form SB-2 Registration Statement
Gentlemen:
          We have acted as counsel to TopSpin Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form SB-2 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale from time to time by the selling security holders named therein of up to 50,000,000 NIS in 6% Series A Convertible Bonds (the “Convertible Bonds”), 25,000,000 Series 2 Warrants to purchase shares of Common Stock (the “Series 2 Warrants”) and 84,523,809 shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Company. The Common Stock consists of 25,000,000 shares underlying the Series 2 Warrants and 59,523,809 shares receivable upon conversion of the Convertible Bonds.
          In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate.
          Based upon the foregoing, we are of the opinion that (i) the Convertible Bonds constitute legal, valid and binding obligations of the Company, (ii) the Series 2 Warrants constitute legal, valid and binding obligations of the Company, and (iii) following the issuance upon conversion of the Convertible Bonds or exercise of the Series 2 Warrants in accordance with and in the manner contemplated by the Convertible Bonds, the Series 2 Warrants, the Indenture of July 10, 2007, the Convertible Bond Certificate and the Series 2 Warrant Certificate, as amended, the Common Stock will be validly issued, fully paid and nonassessable.
          We assume no obligation to supplement this opinion if any applicable law changes after the effective date of the Registration Statement or if we become aware of any fact that might change the opinion expressed herein after the effective date of the Registration Statement.
          We hereby consent to the reference to our firm under the section “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP